Exhibit 99.1

Contact:	David Felsenthal	The Watergate
	Chief Financial Officer	600 New Hampshire Avenue, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS FISCAL 2004
SECOND QUARTER RESULTS

Company Reports Quarterly Revenue Growth of 22% and Earnings per Diluted Share of $0.25;
New Research Program Announced

WASHINGTON, D.C. — (October 23, 2003) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the second quarter of its fiscal year ending March 31, 2004. For the quarter ending September 30, 2003, revenues increased 22% to $30.0 million, from $24.5 million for the second quarter of fiscal 2003. Net income was $4.7 million, or $0.25 per diluted share, compared to $3.2 million, or $0.20 per diluted share, for the same period a year ago.

Revenues for the six months ended September 30, 2003, increased 23% to $58.4 million, from $47.4 million in the six months ended September 30, 2002. Net income for the period was $9.1 million, or $0.49 per diluted share, compared to $6.3 million, or $0.38 per diluted share, for the same period a year ago. Pro forma net income for the six months ended September 30, 2003, was $9.3 million, or $0.50 per diluted share, versus $6.5 million, or $0.39 per diluted share, in the prior year. Pro forma results exclude special compensation and stock option related expenses. Contract value grew 23% to $118.4 million as of September 30, 2003, up from $96.3 million as of September 30, 2002.

Frank Williams, chief executive officer of The Advisory Board Company, commented, “We are pleased with our financial results for the September quarter. We achieved revenue growth of 22% and contract value growth of 23%. Our revenue growth was accompanied by strong margin expansion with operating margins of 24.1% and earnings per diluted share of 25 cents. This expansion was again powered by the scalability of our existing programs as we added new members over our largely fixed cost research base.

“As in the past, the upcoming December quarter is especially important as we book a significant portion of our contract value during this period. This is driven by the fact that the majority of our members are currently in the midst of their annual budgeting process. We have started to see signs of a tightening in spending and a slowdown in budget approvals due to the economic conditions of the health care market. While we are having to work harder for every membership, I am pleased with the tangible impact that our programs are having on our members as well as our team’s continued focus on executing on the major components of our strategy.”

He added, “I am also pleased to announce the launch of our newest best practice research program, the I.T. Management Program. This best practice research program is designed to offer Chief Information Officers the tools to bring business discipline to information technology investment decisions and to accelerate the installation and adoption of new technologies. We have established a strong charter membership for the program including Sharp HealthCare, Partners HealthCare, University of Michigan Health System, Baylor Health Care System,

Exhibit 99.1

CareGroup Healthcare System, and Cedars-Sinai Health System. The program is off to a strong start and we are very excited about its potential.”

Outlook for Remainder of Calendar Year 2003

The Company reiterated its previously announced guidance for the next calendar quarter of $31.0 million of revenue, and pro forma earnings per diluted share of $0.24.

The Company will hold an investor conference call to discuss its second quarter performance tomorrow, October 24, 2003, at 10:00 a.m. Eastern Daylight Time. Investors will be able to listen to the call by dialing 888-391-0236 shortly before the scheduled start time. The conference call replay will be archived for seven days: from 12:00 p.m. Friday, October 24th until 12:00 p.m. Friday, October 31st. To listen to the archived call: dial either 800-633-8284 or 402-977-9140, and enter reservation number 21163344.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of nearly 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company presents pro forma results to provide comparisons with prior periods in a manner it believes would be consistent if it had been a public company prior to fiscal 2002. Pro forma results exclude special compensation and stock option related expense. For historical results, a reconciliation between pro forma and GAAP is shown in the attached schedule. The Company is not able to reconcile its outlook for the remainder of calendar year 2003 to GAAP as stock option related expense is dependent upon a number of unknown factors, including future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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THE ADVISORY BOARD COMPANY
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ending			Six Months Ending
	September 30		Selected	September 30		Selected
			Growth			Growth
	2003	2002	Rates	2003	2002	Rates

Statements of Operations Revenues	$29,951	$24,488	22.3%	$58,400	$47,417	23.2%

Cost of services	12,291	10,708		23,908	20,317
Member relations and marketing	6,062	4,697		11,614	9,210
General and administrative	3,964	3,043		7,656	5,939
Depreciation and loss on disposal of assets	416	462		820	1,043
Special compensation and stock option related expense	—	112		321	199

Income from operations	7,218	5,466		14,081	10,709
Interest income	680	184		1,261	320

Income before provision for income taxes	7,898	5,650		15,342	11,029
Provision for income taxes	(3,198)	(2,401)		(6,212)	(4,690)

Net income	$4,700	$3,249		$9,130	$6,339

Earnings per share
Basic	$0.30	$0.27		$0.60	$0.52
Diluted	$0.25	$0.20	25.0%	$0.49	$0.38	28.9%
Weighted average common shares outstanding
Basic	15,518	12,153		15,317	12,151
Diluted	18,708	16,362		18,516	16,477
Percentages of Revenues
Cost of services	41.0%	43.7%		40.9%	42.8%
Member relations and marketing	20.2%	19.2%		19.9%	19.4%
General and administrative	13.2%	12.4%		13.1%	12.5%
Depreciation and loss on disposal of assets	1.4%	1.9%		1.4%	2.2%
Income from operations	24.1%	22.3%		24.1%	22.6%
Net income	15.7%	13.3%		15.6%	13.4%
Contract Value (at end of period)	$118,378	$96,256	23.0%

RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share data)

Pro forma data (1):
Income from operations	$7,218	$5,466		$14,081	$10,709
Special compensation and stock option related expense	—	112		321	199

Pro forma income from operations	7,218	5,578		14,402	10,908
Interest income	680	184		1,261	320

Pro forma income before provision for income taxes	7,898	5,762		15,663	11,228
Pro forma provision for income taxes	(3,198)	(2,449)		(6,344)	(4,772)

Pro forma net income	$4,700	$3,313		$9,319	$6,456

Pro forma earnings per share
Basic	$0.30	$0.27		$0.61	$0.53
Diluted	$0.25	$0.20	25.0%	$0.50	$0.39	28.2%
Percentages of Revenues
Pro forma income from operations (1)	24.1%	22.8%		24.7%	23.0%
Pro forma net income (1)	15.7%	13.5%		16.0%	13.6%

(1) Excludes special compensation and stock option related expense.

THE ADVISORY BOARD COMPANY
BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2003	2003

	(Unaudited)
ASSETS

Current assets:

Cash and cash equivalents	$19,900	$33,301

Marketable securities	3,820	—

Membership fees receivable, net	12,549	9,234

Prepaid expenses and other current assets	1,341	1,600

Deferred income taxes, net	14,867	11,532

Deferred incentive compensation	2,245	2,259

Total current assets	54,722	57,926

Fixed assets, net	2,477	2,891

Marketable securities	78,530	57,106

Total assets	$135,729	$117,923

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Deferred revenues	$59,737	$63,653

Accounts payable and accrued liabilities	6,206	5,484

Accrued incentive compensation	5,656	6,899

Total current liabilities	71,599	76,036

Long-term liabilities:

Deferred income taxes	307	392

Total liabilities	71,906	76,428

Stockholders’ equity:

Common stock	155	148

Additional paid-in capital	35,053	21,821

Accumulated elements of comprehensive income	511	552

Accumulated earnings	28,104	18,974

Total stockholders’ equity	63,823	41,495

Total liabilities and stockholders’ equity	$135,729	$117,923

THE ADVISORY BOARD COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	September 30,

	2003	2002

Cash flows from operating activities:

Net income	$9,130	$6,339

Adjustments to reconcile net income to net cash provided by (used in) operating activities -

Depreciation	820	938

Loss on disposal of fixed assets	—	105

Special compensation arrangements	—	(129)

Deferred income taxes	6,182	541

Amortization of marketable securities premiums	371	82

Changes in operating assets and liabilities:

Membership fees receivable	(3,315)	5,429

Prepaid expenses and other current assets	259	133

Deferred incentive compensation	14	(54)

Deferred revenues	(3,916)	(2,836)

Accounts payable and accrued liabilities	722	4,831

Accrued incentive compensation	(1,243)	(946)

Net cash flows provided by operating activities	9,024	14,433

Cash flows from investing activities:

Purchases of property and equipment	(406)	(289)

Sales of marketable securities	6,000	—

Purchases of marketable securities	(31,740)	(16,079)

Net cash flows used in investing activities	(26,146)	(16,368)

Cash flows from financing activities:
Issuance of common stock from exercise of stock options	3,558	—

Issuance of common stock under employee stock purchase plan	163	177

Net cash flows provided by financing activities	3,721	177

Net decrease in cash and cash equivalents	(13,401)	(1,758)

Cash and cash equivalents, beginning of period	33,301	23,959

Cash and cash equivalents, end of period	$19,900	$22,201

Supplemental disclosure of cash flow information:

Cash paid during the period for - Income taxes	$—	$1,000